Exhibit 12

Smithfield Foods, Inc and Subsidiaries

Ratio of Earnings to Fixed Charges

(Dollars in Millions)

											39 weeks ended		52 weeks ended
	May 3, 1998		May 2, 1999		April 30, 2000		April 29, 2001		April 28, 2002		January 26, 2003		January 26, 2003
Earnings:
Income from continuing operations before income taxes (excluding capitalized interest)	$81.0		$143.4		$120.0		$357.3		$317.8		$32.1		$70.5
Interest expense	31.9		40.5		71.9		89.0		94.3		73.2		96.1
Interest factor of rentals	7.2		7.2		10.0		12.1		14.1		10.7		14.0
Amortization of debt costs	0.6		0.9		0.9		1.1		1.8		2.3		2.9

Earnings as Adjusted	$120.7		$192.0		$202.8		$459.5		$428.0		$118.3		$183.5

Fixed Charges:
Interest expense	$31.9		$40.5		$71.9		$89.0		$94.3		$73.2		$96.1
Capitalized interest	2.5		2.4		3.3		2.6		1.8		1.9		2.4
Interest factor of rentals	7.2		7.2		10.0		12.1		14.1		10.7		14.0
Amortization of debt costs	0.6		0.9		0.9		1.1		1.8		2.3		2.9

Fixed Charges	$42.2		$51.0		$86.1		$104.8		$112.0		$88.1		$115.4

Ratio of Earnings to Fixed Charges	2.9	x	3.8	x	2.4	x	4.4	x	3.8	x	1.3	x	1.6	x